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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                  Schedule 13G
                                 (Rule 13d-102)

             Information to be Included in Statements Filed Pursuant
           to Rules 13d-1(b), (c) and (d) and Amendments Thereto Filed
                              Pursuant to 13d-2(b)

                              (Amendment No. __)1




                             THE CREDIT STORE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    22539C107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 OCTOBER 5, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

                        (CONTINUED ON FOLLOWING PAGE(S))

                               (Page 1 of 5 Pages)

-------------------------------------
       (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

              The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------------           ---------------------------------------
CUSIP NO.  22539C107                          13G     Page 2 of 6 Pages
-----------------------------           ---------------------------------------

----------- -------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Marie Panther
----------- -------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
----------- -------------------------------------------------------------------
    3.      SEC USE ONLY

----------- -------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
----------------------------- --------- ---------------------------------------
                                 5.     SOLE VOTING POWER
           NUMBER
             OF                                  -0-
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
         REPORTING
           PERSON
            WITH              --------- ---------------------------------------
                                 6.     SHARED VOTING POWER
                                                 4,000,000 (1)
                              --------- ---------------------------------------
                                 7.     SOLE DISPOSITIVE POWER
                                                 -0-
                              --------- ---------------------------------------
                                 8.     SHARED DISPOSITIVE POWER
                                                 4,000,000 (1)
----------- -------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     4,000,000 (1)
----------- -------------------------------------------------------------------
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                            |-|
----------- -------------------------------------------------------------------
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     11.5%
----------- -------------------------------------------------------------------
   12.      TYPE OF REPORTING PERSON*
                     IN
----------- -------------------------------------------------------------------
(1) All of the above shares are held by Renaissance Trust I of which Ms. Panther is a co-trustee.




                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1(a).  NAME OF ISSUER:

            The Credit Store, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            3401 North Louise Avenue
            Sioux Falls, South Dakota  57107

ITEM 2(a).  NAME OF PERSON FILING:

            Marie Panther

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            1635 South Pacific Street
            Oceanside, CA 92054

ITEM 2(c).  CITIZENSHIP:

            United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e).  CUSIP NUMBER:  22539C107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable.

ITEM 4.     OWNERSHIP.

            (a) Amount Beneficially Owned:  See Row 9 of cover page.

            (b) Percent of Class: See Row 11 of cover page.

            (c) Number of Shares as to which such person has:

            (i) sole power to vote or to direct the vote: -0-

           (ii) shared power to vote or to direct the vote: See Row 6 of cover page.

          (iii) sole power to dispose or to direct the disposition of: -0-

           (iv) shared power to dispose or to direct the disposition of: See Row 8 of cover page.

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ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.    CERTIFICATIONS.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  May 1, 2001


                                      /S/  MARIE PANTHER
                                      ------------------------------------------
                                      Marie Panther